Exhibit 10.2

Grande Communications Holdings Inc. 2000 Stock Incentive Plan

The following summary of the terms of the 2000 Stock Incentive Plan is qualified in its entirety by the terms and conditions of the official Plan document. Each option issued under the Plan is governed by the provisions of the Plan and the related stock option agreement. If you do not have a copy of the Plan, please contact Andy Kever, our general counsel, or Andy Sarwal, our assistant general counsel, at (512) 878-4000 for a copy.

General. Our 2000 Stock Incentive Plan was adopted by the board of Grande Communications, Inc. and approved by its stockholders on February 24, 2000 and assumed by Grande Communications Holdings, Inc. in March 2001. The plan allows us to provide equity incentives to our employees, officers, directors, and other persons who provide services to us and any parent or subsidiary of ours by providing such individuals with an opportunity to acquire shares of our common stock. The purposes of the plan are to attract and retain highly qualified employees, officers, directors and other service providers; provide additional incentive to such persons; and promote the success of our business. Our board of directors and stockholders have approved a provision in our plan by which the number of shares of our common stock reserved for issuance under the plan increases based upon the capital stock we have outstanding. At any one time we have reserved for issuance the lesser of (a) 10% of our issued and outstanding common stock (including preferred stock on an “as-converted to common stock” basis), measured as of the last day of the month preceding the determination date, and (b) 70,000,000 shares of our common stock.

As of February 1, 2004, options to purchase up to an aggregate of [31,569,588] shares of our common stock have been granted under the plan to substantially all of our employees. Of this number, 802,892 options had been exercised as of February 1, 2004. The exercise prices of these options range from [$0.25 to $0.80] per share. Generally option grants vest with respect to one-fourth of the total number of shares covered by the option on each of the first, second, third and fourth anniversary of the grant date, provided the grantee continues in our service.

Term. The plan terminates on February 24, 2010. Each stock option granted under the plan will terminate no later than ten years from the date such option is granted, except that in the event the grantee is a ten-percent stockholder, the stock option granted under the plan will terminate not later than five years from the date such option is granted. No award may be granted after the date of termination of the plan.

Administration of the Plan. The plan is administered by the compensation committee of the board of directors. The compensation committee serves at the pleasure of our board of directors. As plan administrator, the compensation committee has the authority to interpret the plan, determine the terms and conditions of awards and make all other determinations necessary or advisable for the administration of the plan. The compensation committee is currently composed of Duncan Butler, David Hull and William Laverack. The compensation committee is composed of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Awards. Awards under the plan may be made in the form of:

•	stock options, which may be either incentive stock options or non-qualified stock options;

•	restricted stock; or

•	any combination of the foregoing.

Under the plan, we may grant our employees, officers, directors and other service providers non-qualified stock options and restricted stock. We may also grant our employees options that are intended to qualify as incentive stock options. An “incentive stock option” is an option which meets the requirements of Section 422 of the Internal Revenue Code, and a “non-qualified stock option” is an option which does not meet such requirements. “Restricted stock” is an award of common stock on which are imposed restricted periods and restrictions which subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Internal Revenue Code.

Terms and Conditions of Options. Subject to the provisions of the plan, the plan administrator determines the term of each stock option, the number of shares subject to the stock option, and the time the stock option may be exercised. However, no incentive stock option may be exercisable more than ten years after the option grant date, or five years in the case of an incentive stock option granted to a ten percent stockholder. The plan administrator may accelerate the vesting of any option in its discretion.

The plan administrator determines the exercise price of each option granted under the plan, except that the price of incentive stock options may not be less than the fair market value of the common stock on the option grant date and to the extent required by applicable law, the price of non-qualified stock options may not be less than 85% of the fair market value of the common stock on the option grant date. The option price for stock options granted to any 10% stockholder, who is a person who owns more than 10% of the total combined voting power of all classes of stock of Grande Communications Holdings, Inc. or any subsidiary, may not be less than 110% of the fair market value of the common stock on the option grant date. The aggregate fair market value of the common stock, as determined on the option grant date, with respect to which any incentive stock options granted to one option holder are exercisable for the first time during any calendar year may not exceed $100,000.

Subject to approval by the plan administrator, payment of the exercise price for shares of common stock purchased upon exercise of an option may be made in cash, through the transfer to us of shares of common stock with a fair market value equal to the exercise price, “cashless exercise” for options (provided that the underlying stock is publicly traded and the administrator has implemented a “cashless exercise” program), or a combination of these methods.

Upon termination of an option holder’s employment for any reason, the stock option may be exercised to the extent it was exercisable on the date of such termination for a period of time determined by the plan administrator at the time the option is granted. In the case of a termination for disability or death, the period for exercise following termination generally will be twelve months. An option holder will immediately forfeit the stock option if he or she is terminated for cause. In all other cases, the period for exercise of an option following termination generally will be three months. In no event may an option holder exercise his or her option after the expiration of the original term of the stock option.

Terms and Conditions of Restricted Stock. Restricted Stock is stock that is subject to restrictions and to a risk of forfeiture. The plan administrator determines the restrictions, conditions and other terms of the restricted stock when granted. At the time a grant of restricted stock is made, the plan administrator will establish a restricted period for such restricted stock. The plan administrator also may prescribe conditions that must be satisfied prior to the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives or continued service, in order for all or any portion of the restricted stock to vest. If the service of a recipient terminates with us for any reason, generally any shares of restricted stock that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be forfeited.

The purchase price of restricted stock will be the greater of (a) the aggregate par value of the shares of stock represented by such restricted stock and (b) the purchase price, if any, specified in the related award agreement. Under certain circumstances, the purchase price may not be less than the fair market value of a share of our common stock on the date of grant.

Payment of Price of Options or Restricted Stock. The plan administrator determines how an option holder or restricted stockholder may pay the exercise price of his or her option or restricted stock. The following are acceptable forms of consideration:

•	cash,

•	check,

•	certain other shares of our common stock,

•	“cashless exercise” for options (provided that the underlying stock is publicly traded and the administrator has implemented a “cashless exercise” program), or

•	any combination of the above.

Our board of directors may provide that the purchase price of restricted stock may be in consideration for past services rendered to us.

Expenses. No brokerage commissions will be incurred in connection with the purchase of shares of common stock under the plan directly from our company. There may be fees associated with using the “cashless exercise” method of option exercise. The plan administrator can provide more information regarding these fees. We will pay all other costs of administering the plan.

Adjustment of Shares Subject to Plan. If any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification is made in our capitalization which results in an increase or decrease in the number of issued shares of our common stock without our receipt of consideration, we will adjust proportionately and accordingly the number and kinds of shares for which grants of stock options may be made under the plan and will make proportionate adjustments to the outstanding options, including adjustments in the price of your option and in the number of shares in your option. Any such adjustment in outstanding options will not change the aggregate option price payable with respect to shares that are subject to the unexercised portion of an option outstanding but will include a corresponding proportionate adjustment in the option price per share. The conversion of any convertible securities will not be treated as an increase in shares effected without receipt of consideration.

Effect of Merger and Other Transactions. In the event of our merger with or into another corporation, the sale of substantially all of our assets, or any other transaction that constitutes a “change of control” under the plan, the outstanding options and restricted stock may be assumed or substituted by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation refuses to assume or substitute for the outstanding options and restricted stock, (a) upon the occurrence of a change of control all outstanding shares of restricted stock will vest and (except for restrictions on transfer) all restrictions and conditions applicable to such shares of restricted stock will be deemed to have lapsed immediately prior to the change of control, and (b) fifteen days prior to the scheduled consummation of the change of control, all outstanding options will become immediately exercisable and will remain exercisable for fifteen days. Upon consummation of any change of control, the plan and all outstanding but unexercised options will terminate.

In the event of our proposed dissolution or liquidation, the plan administrator will notify the option holders as soon as practicable prior to such proposed action. To the extent an option holder does not exercise his or her stock option, the stock option it will terminate immediately prior to the consummation of the proposed action.

Restrictions on Transfer of Options. Generally, awards under the Plan may not be transferred except by will or the laws of descent and distribution, and generally only the option holder may exercise an award granted to him or her during the option holder’s lifetime. A beneficiary that receives an option by will or the laws of descent and distribution may not further transfer the stock option. If authorized in an award agreement, an option holder may transfer a non-qualified stock option to a family member, though the option holder may not receive any value from the family member in return for the stock option and such family member may not further transfer the stock option.

Restrictions on Transfer of Restricted Stock. Awards of restricted stock are nontransferable.

Restrictions on Transfer of Shares of Common Stock. Prior to the time our common stock is listed on an established national or regional stock exchange or is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, a grantee may not sell, pledge, assign, gift, transfer or otherwise dispose of any shares of common stock acquired pursuant to a grant to any person or entity without first offering such shares to us for purchase on the same terms and conditions as those offered to the proposed transferee. We may assign our right of first refusal in whole or in part to any of our stockholders, any affiliate or any other person or entity that our board of directors determines has a sufficient relationship with or interest in our company.

Amendment and Termination. Our board of directors may amend, suspend or terminate the plan at any time, but such amendment, suspension or termination may not adversely affect an outstanding option or restricted stock grant without the consent of the affected option holder or restricted stockholder. An amendment to the plan will be contingent on the approval of our stockholders only to the extent required by applicable law, regulations or rules.

Other Agreements. Each stock option agreement contains a provision which pursuant to which the option holder agrees, as a condition to the grant of the stock option, that in connection with the exercise of the option he or she will execute such documents as necessary to become a party to any shareholder agreement or voting trust as we may require.

Other Considerations. The plan is not an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), and the provisions of Section 401(a) of the Internal Revenue Code of 1986 are not applicable to the plan.

Federal Income Tax Consequences

Incentive Stock Options. Under current law, a participant will not realize taxable income upon the grant of an incentive stock option. In addition, a participant generally will not realize taxable income upon the exercise of an incentive stock option. However, the participant’s alternative minimum taxable income will be increased by the amount that the fair market value of the option stock, which is generally determined as of the date of exercise, exceeds the exercise price of the option. Further, except in the case of the participant’s death or disability, if an option is exercised more than three months after the participant’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options.

If a participant sells the common stock acquired upon exercise of an incentive stock option, the tax consequences of the sale, which we refer to as a “disposition,” depend upon whether the disposition is qualifying or disqualifying. The disposition of the option stock is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option stock is qualifying, any excess of the sale price of the option stock over the exercise price of the option will be treated as long-term capital gain taxable to the participant at the time of the sale. Any such long-term capital gain will be taxed at a maximum rate of 15%.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option stock on the date the option was exercised over the exercise price will be taxable income to the participant at the time of the disposition. Of that income, the amount up to the excess of fair market value of the shares of common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares of common stock were sold more than one year after the option was exercised.

Unless a participant engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If a participant engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the participant.

Non-Qualified Stock Options. Under current law, a participant will not realize taxable income upon the grant of a non-qualified stock option. However, when the participant exercises the option, the difference between the exercise price of the option and the fair market value of the option stock on the date of exercise will constitute compensation income taxable to the participant. We will be entitled to a deduction equal to the amount of compensation income taxable to the participant, as long as we comply with applicable reporting requirements.

A participant who has transferred a non-qualified stock option to a family member by gift (the participant’s award agreement will state whether the participant may make such a transfer) will realize taxable income at the time the option is exercised by the family member. The participant will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includible in the participant’s estate for estate tax purposes.

Restricted Stock. Generally, no income will be recognized by a participant in connection with the grant of restricted stock unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within thirty (30) days of the grant of the restricted stock. If a Section 83(b) election is timely filed, a participant will recognize income equal to the value of the restricted stock, less any purchase price, at the time of the grant. Otherwise, as our repurchase option lapses, a participant will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time our repurchase option lapses and the amount paid for the stock, if any. Upon a participant’s disposition of the shares, any gain or loss is treated as capital gain or loss. If the participant is also an employee, any amount treated as compensation will be subject to tax withholding by us, and we will be entitled to a tax deduction in that amount at the time the participant recognizes ordinary income with respect to a stock purchase right.

Tax Withholding. To the extent that a participant realizes ordinary income in connection with the exercise of a non-qualified stock option, we may be required to withhold amounts needed to cover such taxes. Where withholding is required, the plan permits us to take the required withholding from any payments otherwise due and owing to the participant.

401(k) Plan

We maintain a 401(k) retirement and savings plan for all of our employees. The 401(k) plan is intended to qualify under section 401(k) of the Internal Revenue Code, so that contributions and the income earned on those contributions are not taxable to our employees until they make withdrawals from the plan. Subject to statutory limits, participants of the 401(k) plan may elect to contribute up to [15%] of their current compensation All of the contributions to the 401(k) plan made by our employees are fully vested at all times. Benefits under the 401(k) plan are paid upon a participant’s retirement, death, disability or termination of employment, and are based on the amount of a participant’s contributions plus vested employer contributions, as adjusted for gains, losses and earnings.